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Exhibit 23.1

        The financial statements give effect to a 1,000,000 to 1 stock split of the common stock of Fantex, Inc., which will take place prior to the effective date of the registration statement. The following consent is the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 1,000,000 to 1 stock split of the common stock of Fantex, Inc. described in Note 1 to the financial statements, assuming that from April 8, 2013 to the date of such completion, no other material events have occurred that would affect the accompanying financial statements or disclosures therein.

/s/ Deloitte & Touche LLP
San Francisco, CA
October 17, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form S-1 of our report dated April 8, 2013 (August 21, 2013 as to Note 7) relating to the financial statements of Fantex, Inc. (a development stage entity) as of December 31, 2012 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Fantex, Inc. being in the development stage) appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such Prospectus.

San Francisco, CA
October     , 2013

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM